Exhibit A

                     Flexsteel Announces Second Quarter and
                         Year-to-Date Operating Results

     DUBUQUE, Iowa--(BUSINESS WIRE)--Feb. 5, 2003--Flexsteel Industries, Inc. (Nasdaq:FLXS) today reported sales and earnings for its second quarter ended December 31, 2002.
     Net sales for the fiscal quarter ended December 31, 2002 were $73.6 million compared to the prior year quarter of $65.8 million, an increase of 12%. Net income for the current quarter was $2.2 million or $0.35 per share compared to the prior year quarter of $0.7 million or $0.12 per share.
     Net sales for the six months ended December 31, 2002 were $143.6 million compared to $129.0 million in the prior year six months, an increase of 11%. Net income for the six months ended December 31, 2002 of $4.2 million or $0.67 per share increased from net income for the six months ended December 31, 2001 of $0.9 million or $0.15 per share.
     During the current quarter, residential seating sales were $50.5 million, an increase of 6% from the prior year quarter. Recreational vehicle seating sales were $17.8 million, an increase of 28%. Commercial seating sales were $5.3 million, an increase of 16%.
     For the six months ended December 31, 2002, residential seating sales were $96.5 million, an increase of 8% over the six months ended December 31, 2001. Recreational vehicle seating sales were $37.5 million, an increase of 23%. Commercial seating sales were $9.6 million, an increase of 2%.
     Gross margin for the quarter ended December 31, 2002 was 23.5% compared to 20.1% in the prior year quarter. For the six months ended December 31, 2002 the gross margin was 22.7% compared to 20.1% for the six months ended December 31, 2001. The gross margin improvement was due to higher production volume, improved fixed cost absorption and changes in product mix. In addition, the prior year gross margin was reduced by a charge of $0.9 million for facility closing costs.
     Selling, general and administrative expenses as a percentage of sales were 19.0% and 18.7% for the current quarter and prior year quarter, respectively. During the quarter ended December 31, 2002, the Company finalized an agreement on a closed retail store, and as a result, has recorded a facility closing charge of $0.4 million to selling, general and administrative expense or 0.5% of net sales. In the current quarter, higher advertising costs were offset by improved absorption of fixed costs on higher net sales. For the six months ended December 31, 2002 and 2001, selling, general and administrative expenses as a percentage of net sales were 18.6% and 19.4%, respectively. The lower percentage in the current period primarily represents improved absorption of fixed costs on the higher net sales.
     During the first quarter of fiscal 2003, the Company sold land adjacent to the Lancaster, Pennsylvania factory at a net gain (after tax) of $0.2 million or $0.04 per share.
     Working capital at December 31, 2002 was $65.0 million, which includes cash, cash equivalents and investments of $24.1 million. Working capital increased by $2.8 million from June 30, 2002.
     Capital expenditures were $3.4 million during the first six months of fiscal 2003 and $0.2 million in first six months of fiscal 2002. The Company expects that capital expenditures will be approximately $3.0 million over the remaining six months of fiscal 2003.

     All earnings per share amounts are on a diluted basis.

     The Company will host a conference call Thursday, February 6, 2003, at 9:00 a.m. Central Time. The dial-in-number is 800-556-3831 with an access code of 00566. A replay will be available for two weeks beginning approximately four hours after the conclusion of the call. The dial-in-number for the replay is 888-813-1488 and no access code is required.

     For more information, visit our web site at http://www.flexsteel.com.

     Statements, including those in this release, which are not historical or current facts are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made here-in. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions, the product mix of our sales, the cost of raw materials, the amount of sales generated and the profit margins thereon, competition, both foreign and domestic, credit exposure to our customers, and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. The Company specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.



FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS


                                           (UNAUDITED)
                                          Dec. 31, 2002  June 30, 2002
                                          -------------- -------------

ASSETS

CURRENT ASSETS:
      Cash and cash equivalents........... $ 16,741,737  $  5,375,683
      Investments.........................    7,314,037    15,876,088
      Trade receivables, net..............   27,370,533    31,361,285
      Inventories.........................   31,927,201    30,322,288
      Other...............................    7,378,217     5,816,136
                                            ------------  ------------
Total current assets......................   90,731,725    88,751,480
PROPERTY, PLANT, AND EQUIPMENT, net.......   21,368,474    20,558,338
OTHER ASSETS..............................    9,121,734     9,439,940
                                            ------------  ------------
TOTAL..................................... $121,221,933  $118,749,758
                                            ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES....................... $ 25,700,597  $ 26,523,407
DEFERRED COMPENSATION.....................    4,661,253     4,509,782
                                            ------------  ------------
Total liabilities.........................   30,361,850    31,033,189
SHAREHOLDERS' EQUITY......................   90,860,083    87,716,569
                                            ------------  ------------
TOTAL..................................... $121,221,933  $118,749,758
                                            ============  ============


FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                    Three Months Ended          Six Months Ended
                       December 31,               December 31,
                 ------------------------- ---------------------------
                    2002         2001          2002          2001
                 ------------ ------------ ------------- -------------
NET SALES........$73,580,061  $65,826,772  $143,599,437  $129,034,342
COST OF GOODS
 SOLD............(56,214,774) (52,599,938) (110,941,589) (103,047,047)
                 ------------ ------------ ------------- -------------
GROSS MARGIN..... 17,365,287   13,226,834    32,657,848    25,987,295
SELLING, GENERAL
 AND
 ADMINISTRATIVE..(14,007,513) (12,304,638)  (26,684,830)  (25,008,806)
GAIN ON SALE OF
 LAND............                               403,065
                 ------------ ------------ ------------- -------------
OPERATING INCOME   3,357,774      922,196     6,376,083       978,489
                 ------------ ------------ ------------- -------------
OTHER:
     Interest
      and other
      income.....    291,729      224,833       607,068       483,455
     Interest
      expense....     (3,260)      (6,271)       (6,048)      (14,293)
                 ------------ ------------ ------------- -------------
          Total..    288,469      218,562       601,020       469,162
                 ------------ ------------ ------------- -------------
INCOME BEFORE
 INCOME TAXES....  3,646,243    1,140,758     6,977,103     1,447,651
PROVISION FOR
 INCOME TAXES.... (1,430,000)    (430,000)   (2,730,000)     (540,000)
                 ------------ ------------ ------------- -------------
NET INCOME....... $2,216,243     $710,758    $4,247,103      $907,651
                 ============ ============ ============= =============
AVERAGE NUMBER
 OF COMMON
 SHARES
 OUTSTANDING:
       BASIC.....  6,247,512    6,072,020     6,230,212     6,065,357
                 ============ ============ ============= =============
       DILUTED...  6,358,711    6,120,703     6,340,860     6,116,550
                 ============ ============ ============= =============
EARNINGS PER
 SHARE OF
 COMMON STOCK:
        BASIC....      $0.35        $0.12         $0.68         $0.15
                 ============ ============ ============= =============
        DILUTED..      $0.35        $0.12         $0.67         $0.15
                 ============ ============ ============= =============


    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, 563/556-7730 x392